EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated February 28, 2018 (the “Effective Date”) is entered by and between Quest Solution, Inc., a company incorporated under the laws of Delaware (the “Company”), and David Marin, an individual (the “Employee”), with reference to the following facts:

WHEREAS, the Employee wishes to serve, and the Company wishes the Employee to serve, as a sales manager; and

WHEREAS, the parties hereto wish to enter into an employment agreement (the “Employment Agreement”) between the Employee and the Company, on the terms and conditions contained in this Employment Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment and agrees to perform the Employee’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. The Employee shall serve as a sales manager. During the Employment Term, the Employee shall perform all duties and accept all responsibilities that are customary for such position and other reasonable and appropriate duties as may be assigned to the Employee by the Chief Executive Officer of the Company or the board of directors of the Company (the “Board”) from time to time. The Employee shall report directly to the Chief Executive Officer. Employee shall be based in the Company’s Anaheim, California offices located at 1630 S. Sunkist, Suite L, in Anaheim, California (the “Anaheim Facility”) or at such future facility of the Company that is not more than thirty-five (35) miles from the existing Anaheim Facility.

1.2 Employment Term. The term of the Employee’s employment shall commence on the Effective Date and continue for sixty (60) months (the “Employment Term”).

1.3 Extent of Service. During the Employment Term, the Employee agrees to use the Employee’s commercially reasonable best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote all requisite Employee’s business time, attention and energy thereto. Employee further agrees not to work either on a part-time or independent contracting basis for any other competing business or enterprise during the period that Employee remains employed by the Company on a full-time basis, without the prior written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, the parties agree that Employee may manage his other personal investments so long as such activities do not materially interfere with the performance of his duties hereunder.

1.4 Base Salary. The Company shall pay the Employee a base salary (the “Base Salary”) at the monthly rate of $15,000 (U.S.), payable at such times as the Company customarily pays its other senior level Employees (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal and local payroll tax withholding and any other withholdings required by law. The Employee’s Base Salary may be increased by the Chief Executive Officer, the Board or any party delegated by the Board. Once increased, such increased amount shall constitute the Employee’s Base Salary.

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1.5 Commissions. In this position, Employee also will be eligible for variable compensation in the form of sales commissions. The Company will pay Employee a commission of twenty percent (20%) of the gross profit on the Company’s net revenues derived from sales to any customers that Employee is directly and primarily responsible for facilitating and/or closing (“Qualifying Customers”). Employee’s current Qualifying Customers are set forth on Schedule A hereto but such commission will apply to new customers as well, provided that Employee is directly and primarily responsible for facilitating and/or closing such sales. Commissions are calculated and will be paid in accordance with the Company’s existing commission policies for its senior sales representatives and senior account managers (“Senior Personnel”). Commissions are earned when a Qualifying Customer pays its invoices based on the invoice amount paid. The foregoing sales commission structure will apply for the remainder of 2018 and continue until such time as the Company will establish and provide a replacement annual incentive commissions plan, provided that the terms shall be the same as provided to other Senior Personnel of the Company. For the purposes of clarity, such changes may not reduce the Employee’s Base Salary. The Employee shall be entitled to participate in all Employee benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to Employees of the Company and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. The Employee’s participation in such plans shall be on the terms as determined by the Board provided that they are substantially the same as provided to any Senior Personnel. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Employment Agreement or any of the Employee’s entitlements hereunder.

1.6 Discretionary Bonus. Employee shall also be eligible to receive a discretionary bonus for each year (or portion thereof) during the Employment Term, with the actual amount of any such bonus to be determined in the sole discretion of the Board.

1.7 Other Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level Employees as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance, in each case on substantially the same terms as provided to the Senior Personnel.

1.8 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. The Employee shall be provided with reimbursement by the Company of expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s reimbursement policies in effect from time to time for it Senior Personnel. Such reimbursement shall also cover reasonable expenses for travel within the scope of the Employee’s employment as long as such travel is pre-approved by the Chief Executive Officer. The Employee shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for Senior Personnel, but not less than four (4) weeks of vacation per calendar year.

1.9 No Other Compensation. Except as expressly provided for in this Agreement or as awarded by the Company’s Chief Executive Officer, the Board or any person designated by the Board, the Employee shall not be entitled to any other compensation or benefits.

2. Representations and Warranties of the Employee. The Employee represents and warrants to the Company as follows:

2.1 No Conflicts. The execution and delivery by the Employee of this Employment Agreement, and the performance by the Employee of its obligations hereunder, do not and will not (i) violate or conflict with any law, ordinance, or regulation, or order, decree or judgment of any arbitrator, court or administrative or other governmental body which is applicable to, binding upon or enforceable against the Employee or any of his assets, (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under, any indenture, agreement, contract or other document to which the Employee is a party or by which the Employee may be bound or (iii) require the consent or approval of any court, governmental authority or other person. Neither the execution, delivery nor performance of this Employment Agreement, nor the consummation by the Employee of the obligations contemplated hereby requires the consent of, authorization by, exemption from, filing with or notice to any governmental entity or any other person.

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3. Representations of the Company. The Company represents and warrants to the Employee as follows:

3.1 Authorization and Binding Obligation. The Company has the requisite power and authority to enter into and perform its obligations under this Employment Agreement. The execution and delivery of this Employment Agreement by the Company and the implementation thereof by the Company have been duly authorized by the Company’s Board and no further filing, consent, or authorization is required by the Company, its Board or its stockholders. This Employment Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

3.2 No Conflict. The execution, delivery and performance of this Employment Agreement by the Company will not (i) result in a violation of the Company’s Certificate of Incorporation, as amended, or other organizational document of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or bylaws of the Company or any of its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected) except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a material adviser effect on the Company or its subsidiaries.

4. Confidential Information. The Employee recognizes and acknowledges that by reason of Employee’s employment by and service to the Company before, during and, if applicable, after the Employment Term, the Employee will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” and plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and Employee covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Employee’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. The Employee also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Employee or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Employee’s possession during the course of Employee’s employment shall remain the property of the Company. Except as required in the performance of Employee’s duties for the Company, or unless expressly authorized in writing by the Company, the Employee shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Employee’s Employment Agreement, the Employee agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Employee’s possession.

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5. Non-Solicitation.

5.1 Non-Solicitation. The Employee further agrees that during the period that he is employed by the Company and for a period of one (1) year after his termination of employment (other than his termination without Cause or resignation for Good Reason), the Employee will not, except in the furtherance of Employee’s duties hereunder, solicit or induce or attempt to solicit or induce, directly or indirectly, any person to leave his or her employment with the Company.

5.2 Remedies. The Employee acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Employee expressly agrees that monetary damages may be inadequate to compensate the Company and/or its affiliates for any breach by the Employee of his covenants and agreements set forth herein. Accordingly, the Employee agrees and acknowledges that any such violation or threatened violation of this Section 5 may cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law or at equity or otherwise, the Company and its affiliates may be entitled to obtain injunctive relief against the threatened breach of this Section 5 or the continuation of any such breach by the Employee without the necessity of proving actual damages.

6. Termination.

6.1 Termination without Cause or for Good Reason.

(a) If this Employment Agreement is terminated by the Company other than for Cause (as defined in Section 6.2(f) hereof) or as a result of Employee’s death or Permanent Disability (as defined in Section 6.1(d) hereof), or if Employee terminates his employment for Good Reason (as defined in Section 6.1(b) hereof) prior to the expiration of the Employment Term, then:

(i) The Company shall pay to Employee a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the aggregate amount of the Employee’s Base Salary for the then remaining Employment Term under this Employment Agreement;

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(ii) In the event that the Employee elects to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Company receives from Employee a copy of such election and proof of payment of the same, the Company shall promptly and reimburse Employee for the amount of each such premium paid by Employee. Such COBRA premium reimbursements will be paid by the Company for coverage until the earlier of (i) the first twelve (12) months of COBRA continuation, or (ii), such time as Employee subsequently becomes covered by another group health plan (the “COBRA Benefits”). A

(iii) expense reimbursement which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal Employee’s reimbursed expenses set forth in Section 1.8; and

(iv) any other compensation already earned by Employee or other payments required by law.

(b) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Employee’s express prior written consent):

(i) Any breach by Company of any provision of this Agreement that results in a material negative change to Employee;

(ii) Any material reduction by the Company of Employee’s authorities, duties or responsibilities (except in connection with the termination of Employee’s employment for Cause, as a result of Permanent Disability, as a result of Employee’s death or by Employee other than for Good Reason);

(iii) A reduction by the Company in Employee’s Base Salary or any failure of the Company to reimburse Employee for his expenses required to be paid in Section 1.8;

(iv) The failure by the Company to obtain the specific assumption of this Employment Agreement by any successor or assign of Company as provided for in Section 7 hereof;

(v) Upon a Change in Control of Company (as such term is hereinafter defined); or

(vi) A relocation of Employee’s principal place of work to a location that is more than 35 miles from the Anaheim Facility,

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Employee provides written notice (each a “Good Reason Notice”) to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, and the Company does not cure such event within thirty (30) days following the receipt of the Good Reason Notice from the Employee, and the Employee terminates his employment during the ninety (90) day period beginning after the Employee’s delivery of the Good Reason Notice.

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(c) The following provisions shall apply in the event the compensation provided in Section 6.1(a) becomes payable to the Employee:

(i) If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 409A of the Code, the Company shall pay the Employee on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Employee in connection with a Change in Control of the Company or the Employee’s termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated or which, as a result of the completion of transaction causing such a Change in Control, will become affiliated with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Employee, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee’s employment, the Employee shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Employee remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Employee from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

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(ii) This Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) or an exemption or exclusion therefrom. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Employee shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Employee’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date. To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Employee dies following the Date of Termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of Employee’s estate within 30 days after the date of Employee’s death

(d) Permanent Disability. Subject to the requirements of applicable law, on prior written notice to the Employee, the Company may terminate the Employee’s employment on account of the Permanent Disability (as defined below), and in such event, the Employee shall receive or commence receiving, as soon as practicable: :

(i) a compensation payment in an amount equal to the aggregate amount of the Employee’s Base Salary then in effect for twelve months (the “Compensation Payment”), which amount shall be paid in a cash lump sum within thirty (10) days of the date of the Permanent Disability;

(ii) the COBRA Benefits set forth in Section 6.1(a)(ii) above;

(iii) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Employee, if any, during the term hereof; and

(iv) any other compensation already earned by Employee or other payments required by law.

For purposes of this Agreement, “Permanent Disability” shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for a period of thirty (30) consecutive days or sixty (60) days in any twelve (12) month period. The existence of the Employee’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Employee, and the Company reserves the right to have the Employee examined by such physician at the Company’s expense.

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6.2 Death. In the event of the Employee’s death during an Employment Term hereunder, this Agreement will terminate, and the Employee’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(a) any death benefits provided under the Employee benefit programs, plans and practices in which the Employee has an interest, in accordance with their respective terms;

(b) the Compensation Payment which shall be paid to Employee’s estate as a cash lump sum within 30 days of such termination;

(c) such other payments under applicable plans or programs to which Employee’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs;

(d) expense reimbursement which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal Employee’s reimbursed expenses set forth in Section 1.8; and

(e) any other compensation already earned by Employee or other payments required by law.

(f) Voluntary Termination by Employee: Discharge for Cause. The Company shall have the right to terminate this Employment Agreement for Cause (as hereinafter defined). In the event that the Employee’s employment is terminated by Company for Cause, as hereinafter defined, or by the Employee other than for Good Reason or other than as a result of the Employee’s Permanent Disability or death, prior to the Termination Date, the Employee shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment, together with any other any other compensation earned by Employee prior to the termination or other payments required by law.

6.3 As used herein, the term “Cause” shall be limited to (a) willful malfeasance or willful misconduct by the Employee after the date hereof in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs which has a material adverse effect on the business of the Company, (b) the conviction of the Employee for commission of a felony, (c) the failure of the Employee after the date hereof to abide by the terms of the Company’s written Code of Conduct, insider trading policy or policy against sexual harassment; For purposes of this subsection, no act on the Employee’s part shall be considered “willful” unless (i) done by the Employee not in good faith and (ii) with reasonable belief that his action was not in the best interest of the Company. The Company shall provide written notice to the Employee of the conduct claimed to constitute Cause under this paragraph and shall provide at least 30 days for the Employee to cure the alleged conduct after receipt of such notice. Termination of this Employment Agreement for Cause pursuant to this Section 6.3 shall be made only by delivery to the Employee of a copy of a resolution duly adopted by the Board at a meeting duly called and held for such purpose (after 30 days prior written notice to the Employee and reasonable opportunity for the Employee to cure such conduct) finding that in the good faith business judgment of such Board, the Employee was guilty of conduct set forth in any of clauses (a) through (b) above, specifying the particulars thereof, and determining that Employee had been unable to cure the alleged conduct.

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6.4 Change In Control. For purposes of this Employment Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, the Employee or any Employee benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 50% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

7. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Employment Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Employee (except by will or by operation of the laws of intestate succession or by Employee notifying the Company that cash payment be made to an affiliated investment partnership in which Employee is a control person) or by the Company, except that Company may assign this Employment Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder. The Employee may not assign this Employment Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Employee, so long as the Company or its assignee complies with the other material terms of this Employment Agreement. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Employee’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

8. Indemnification. The Employee shall be indemnified by the Company against all liability incurred by the Employee in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Employee, the amount of any settlement entered into by the Employee and any claimant with the approval of the Company, attorneys’ fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature (“Claim”), to which he is made a party or is otherwise subject to, by reason of his being or having been a director, officer, agent or employee of the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company. Such right of indemnification will not be deemed exclusive of any other rights to which Employee may be entitled under Company’s Certificate of Incorporation or Bylaws, as in effect from time to time, any agreement or otherwise.

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9. General Provisions.

9.1 Modification, No Waiver. No modification, amendment or discharge of this Employment Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Employment Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Employment Agreement. The exercise by any party of any of its rights or any of its elections under this Employment Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Employment Agreement irrespective of any previous action taken.

9.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, five (5) business days after being mailed by registered or certified mail (postage prepaid and return receipt requested), addressed as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Quest Solution, Inc.
860 Conger Street
Eugene, OR 97402
Attn: Chief Executive Officer

If to Employee, to:

David Marin

12272 Monarch Street
Garden Grove, CA 92841

With a copy to, but which shall not constitute notice:

Morgan, Lewis & Bockius, LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626

Attn: Ellen S. Bancroft, Esq.

Or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.4 Further Assurances. Each party to this Employment Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Employment Agreement.

9.5 Severability. Should any one or more of the provisions of this Employment Agreement or of any agreement entered into pursuant to this Employment Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Employment Agreement and of each other agreement entered into pursuant to this Employment Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

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9.6 Entire Agreement. This Employment Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

9.7 Counterparts; Facsimile. This Employment Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Employment Agreement may be executed by facsimile with original signatures to follow.

[SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Employment Agreement as of the date first written above.

Employee	Quest Solution, Inc.

/s/ David Marin	By:	/s/ Shai Lustgarten
David Marin	Name:	Shai Lustgarten
	Title:	CEO

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